Exhibit 99.1

HMS HOLDINGS CORP. REPORTS SECOND QUARTER 2015 RESULTS

•                  GAAP EPS of $0.06 per Diluted Share and Adjusted EPS of $0.13 per Diluted Share

•                  Quarterly Revenue, Excluding Medicare RAC, Increased 7% Year-Over-Year and 11% for 1H’15 Compared to 1H’14

•                  Record Quarterly Commercial Revenue - Increased 11% Year-Over-Year and 14% in 1H’15 compared to 1H’14

•                  Payment Integrity Revenue in 2Q, Excluding Medicare RAC, Increased 9% Year-Over-Year

•                  State Government Revenue in 2Q Increased 4% Year-Over-Year

•                  Medicaid Coordination of Benefits Revenue in 2Q Increased 7% Year-Over-Year

IRVING, TX, August 7, 2015 — HMS Holdings Corp. (NASDAQ: HMSY) today announced financial results for the second quarter of 2015. Net income for the quarter ended June 30, 2015 was $5.4 million or $0.06 per diluted share, compared to $3.5 million or $0.04 per diluted share in the prior quarter and $6.0 million or $0.07 per diluted share in the prior year second quarter. Adjusted EPS was $0.13 in the second quarter, compared to $0.11 in the prior quarter and $0.14 in the second quarter of 2014. Adjusted EPS in the second quarter was negatively impacted by approximately $0.01 due to a higher than expected effective tax rate of 44.8%, related primarily to a revision in the New York City corporate tax code which became law in the quarter and resulted in tax expense of approximately $0.6 million. Litigation expense in the second quarter was approximately $0.5 million. Total revenue was $116.9 million, compared to $110.3 million in the first quarter of 2015 and $112.6 million in the second quarter of last year.

“Revenue growth through the first half of 2015, excluding Medicare RAC, is very encouraging — up nearly 11% compared to the same period last year. Year-over-year growth of approximately 9% in our payment integrity (“PI”) business this quarter, excluding Medicare RAC, is a leading indicator of successful expansion of existing commercial relationships and reflects progress in our targeted effort to reduce the installation time for new customers and new products,” said Bill Lucia, Chairman and CEO.

“We made progress during the quarter in our effort to re-secure a number of state third-party liability (“TPL”) contracts, including finalization of the Florida engagement; one-year extensions in Washington State and Wisconsin; and contract renewals in Oklahoma and New Mexico,” added Lucia. “We are in the process of protesting New Jersey’s intended award of the state’s TPL contract to a competitor and our current contract has been extended through September 29, 2015 on mutually agreeable terms. Our proposal to New York was submitted during the quarter and the State’s RFP lists a selection date of August 22nd.”

Total revenue of $113.0 million, excluding Medicare RAC, was 7.3% higher than the prior year second quarter. Commercial revenue in the quarter was $49.3 million, an 11.0% increase compared to $44.4 million in the prior year second quarter and a 14.1% increase compared to $43.2 million in the prior quarter; state government revenue was $57.2 million, a 3.8% increase compared to $55.1 million in the prior year second quarter and a 4.3% decline compared to $59.8 million in the prior quarter; and non-Medicare RAC Federal and other revenue was $6.5 million, a 12.1% increase compared to $5.8 million in the prior year second quarter and a 30.0% increase compared to $5.0 million in the prior quarter.

Coordination of benefits (“COB”) products accounted for 71.0% of total revenue in the second quarter, compared to 68.9% in the prior year second quarter and 75.5% in the prior quarter. Total COB revenue in the quarter from both commercial and government customers was $83.0 million, a $5.4 million or 7.0% increase compared to the prior year second quarter and flat compared to $83.3 million in the prior quarter. Payment integrity revenue from both commercial and government customers, excluding Medicare RAC, was $30.1 million, a $2.4 million or 8.7% increase from the prior year second quarter and a $5.4 million or 21.9% increase compared to $24.7 million in the prior quarter.

“Cash flow from operations of $20.0 million was consistent with our expectation and raised balance sheet cash to a healthy $150.4 million at June 30, 2015. Quarterly revenue of $113.0 million, excluding Medicare RAC, included commercial revenue of $49.3 million - which is the highest quarterly total in Company history. Due to new sales made in the first half of the year and the increasing success we are having in our efforts to shorten new business implementations, we expect sequential growth in our commercial business will be sufficient to achieve our full-year projection of 20% commercial revenue growth compared to 2014,” said Jeff Sherman, CFO.

Webcast and Conference Call Information

HMS will report its second quarter 2015 financial and operating results at 7:30 AM CT / 8:30 AM ET on Friday, August 7, 2015. The webcast can be accessed via phone at (877) 303-7208 or (224) 357-2389 for international participants, or at http://investor.hms.com/events.cfm.

The webcast will be archived for replay at http://investor.hms.com/events.cfm on the HMS Investor Relations website. The replay will be available beginning at approximately 11:00 AM CT / 12:00 PM ET on August 7, 2015.

The HMS Form 10-Q for the period ended June 30, 2015 will be filed and available on the HMS website at http://investor.hms.com/financials.cfm and at www.sec.gov on August 10, 2015 and will contain additional information about our results of operations for the quarter. This press release and the interim financial statements contained herein are also available at http://investor.hms.com/releases.cfm.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves Medicaid programs in 45 states and the District of Columbia; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services (“CMS”) and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of the Company’s services, our customers recovered billions of dollars in 2014 and saved billions more through the prevention of erroneous payments.

Non-GAAP Financial Measures

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is a common measure of performance used by the capital markets to value enterprises, which the Company’s management uses in addition to measures calculated in accordance with generally accepted accounting principles (“GAAP”) to evaluate its results of operations. EBITDA is a non-GAAP financial measure and is reconciled to net income (loss), which the Company’s management believes to be the most comparable GAAP measure. Adjusted EBITDA results are calculated by adjusting GAAP income (loss) to exclude the effects of net interest expense, income taxes, depreciation and amortization and stock-based compensation expense.

This press release also includes presentations of adjusted earnings per share (“EPS”). Adjusted EPS represents EPS adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes for these adjustments. Adjusted EPS is a non-GAAP financial measure and is reconciled to EPS, which the Company’s management believes to be the most comparable GAAP measure.

The Company uses these non-GAAP financial measures for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. The Company’s management believes that these non-GAAP financial measures are a common measure used by its investors and analysts to evaluate its performance. The use of these non-GAAP financial measures has limitations, and the Company’s presentation of such financial measures may be different from the presentation used by other companies, and therefore comparability may be limited. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) in accordance with GAAP.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts.  Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance.  In particular, these include statements relating to future actions, business plans, objectives and prospects, and future operating or financial performance.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: the market price of our common stock prevailing from time to time; the nature of investment opportunities presented to us from time to time; our cash flows from operations, available cash and ability to borrow or use credit; variations in our results of operations; changes in the U.S. healthcare environment and steps we take in anticipation of such changes; regulatory, budgetary or political actions that affect procurement practices; our ability to retain customers or the loss of one or more major customers, including our failure to re-procure a contract or the reduction in scope or early termination of one or more of our significant contracts; our ability to effectively manage our growth to execute on our business plans; the risk that guidance or revenue may not be achieved including but not limited to the risk that anticipated year-over-year or quarterly growth in commercial revenue will not be achieved; the risk that HMS will not receive a contract award for any current or future procurement or re-procurement, or that either or both may be delayed or cancelled, or the potential failure to prevail in legal proceedings, including any contract award protest; the risk of negative or reduced growth rate of spending on Medicaid/Medicare, simplification of the healthcare payment process or programmatic changes that diminish the scope of benefits; the risk that CMS may not support the RAC program or that the terms may be adverse to us; the risk that CMS may cancel future re-procurements or may change the RAC program and reduce future fees or the scope, and may require repayment of certain prior fees; customer dissatisfaction or early termination of contracts triggering significant costs or liabilities; the development by competitors of new or superior products or services; the emergence of new competitors, or the development by our customers of in-house capacity to perform the services we offer; all the risks inherent in the development, introduction, and implementation of new products and services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse; our ability to maintain effective information systems and protect them from damage, interruption or breach; restrictions on our ability to bid on/perform certain work due to other work we currently perform; the risks and uncertainties attendant to litigation, or the success of litigation, which is not guaranteed; the cost of litigation; our ability to successfully integrate any acquisitions and the risk that such acquisitions will not result in the anticipated benefits; our ability to continue to secure contracts through the competitive bidding process and to accurately predict the cost and time to complete such contracts; unanticipated changes in our effective tax rates; the risk of security breaches of our technology systems and networks; the risk that our efforts to protect intellectual property rights, confidential and proprietary information, or confidential or proprietary information of others in our possession, will not be adequate; our compliance with the covenants and obligations under the terms of our credit facility and our ability to generate sufficient cash to cover our interest and principal payments thereunder; negative results of government or customer reviews, audits or investigations to verify our compliance with contracts and applicable laws and regulations, and/or the risk of debarment or disqualification from doing business with a federal or state government or related agency; general economic conditions; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. A further description of these and other risks, uncertainties and related matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is available at www.hms.com under the “Investor Relations” tab and at www.sec.gov.  Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Any forward-looking statements are made as of the date of this press release and we do not undertake an obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Dennis Oakes

SVP, Investor Relations

dennis.oakes@hms.com

212-857-5786

Media Contact:

Francesca Marraro

VP, Marketing and Communications

fmarraro@hms.com

212-857-5442

Source:  HMS Holdings Corp.

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue	$116,934	$112,561	$227,258	$217,268

Cost of services:
Compensation	42,303	43,130	85,029	90,051
Data processing	10,438	10,174	20,483	19,398
Occupancy	3,806	4,688	7,813	8,648
Direct project costs	13,572	9,913	24,050	17,586
Other operating costs	7,153	5,915	13,891	11,398
Amortization of acquisition related software and intangible assets	7,047	7,160	14,094	14,320
Total cost of services	84,319	80,980	165,360	161,401

Selling, general and administrative expenses	20,863	19,023	42,165	35,512
Total operating expenses	105,182	100,003	207,525	196,913

Operating income	11,752	12,558	19,733	20,355

Interest expense	(1,940)	(1,939)	(3,894)	(4,018)
Interest income	12	12	23	36
Income before income taxes	9,824	10,631	15,862	16,373
Income taxes	4,406	4,593	6,922	6,982

Net income and comprehensive income	$5,418	$6,038	$8,940	$9,391

Basic income per common share:
Net income per common share - basic	$0.06	$0.07	$0.10	$0.11

Diluted income per common share:
Net income per common share - diluted	$0.06	$0.07	$0.10	$0.11

Weighted average shares:
Basic	88,523	87,691	88,385	87,564
Diluted	88,908	88,092	88,771	88,033

Certain reclassifications were made to prior period amounts to conform to the current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$150,429	$133,116
Accounts receivable, net of allowance for doubtful accounts of $1,478 and $1,898, and estimated allowance for appeals of $5,943 and $4,824 at June 30, 2015 and December 31, 2014, respectively	167,262	157,101
Prepaid expenses	11,182	11,810
Prepaid income taxes	333	5,142
Deferred tax assets	3,993	7,811
Other current assets	2,634	2,639
Total current assets	335,833	317,619

Property and equipment, net	104,921	116,027
Goodwill	361,468	361,468
Intangible assets, net	64,424	74,578
Deferred financing costs, net	5,915	6,957
Other assets	4,999	4,339
Total assets	$877,560	$880,988

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$40,132	$54,549
Estimated liability for appeals	34,014	36,799
Total current liabilities	74,146	91,348

Long-term liabilities:
Revolving credit facility	197,796	197,796
Deferred tax liabilities	44,755	50,853
Deferred rent	5,896	5,037
Other liabilities	2,832	2,864
Total long-term liabilities	251,279	256,550
Total liabilities	325,425	347,898

Commitments and Contingencies

Shareholders’ equity:
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock - $0.01 par value; 125,000,000 shares authorized; 95,078,772 shares issued and 88,552,467 shares outstanding at June 30, 2015; 94,511,444 shares issued and 87,985,139 shares outstanding at December 31, 2014	950	943
Capital in excess of par value	323,312	313,214
Retained earnings	272,887	263,947
Treasury stock, at cost: 6,526,305 shares at June 30, 2015 and December 31, 2014	(45,014)	(45,014)
Total shareholders’ equity	552,135	533,090
Total liabilities and shareholders’ equity	$877,560	$880,988

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended June 30,
	2015	2014
Operating activities:
Net income	$8,940	$9,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	16,002	16,253
Amortization of intangible assets	10,154	10,293
Amortization of deferred financing costs	1,042	1,042
Stock-based compensation expense	7,068	6,230
Excess tax benefit from exercised stock options	(1,456)	(854)
Deferred income taxes	(3,483)	(3,996)
Allowance for doubtful accounts and bad debt write-offs	1,549	(6,462)
Loss on disposal of fixed assets	10	4
Change in fair value of contingent consideration	—	11
Changes in operating assets and liabilities:
Accounts receivable	(15,844)	(5,050)
Prepaid expenses	628	2,032
Prepaid income taxes	6,265	7,311
Other current assets	5	19
Other assets	(660)	(45)
Accounts payable, accrued expenses and other liabilities	(11,479)	(1,193)
Estimated liability for appeals	1,349	12,563
Net cash provided by operating activities	20,090	47,549

Investing activities:
Purchases of land, property and equipment	(5,022)	(10,315)
Investment in capitalized software	(1,340)	(1,309)
Net cash used in investing activities	(6,362)	(11,624)

Financing activities:
Repayment of revolving credit facility	—	(35,000)
Proceeds from exercise of stock options	3,412	3,076
Excess tax benefit from exercised stock options	1,456	854
Payments of tax withholdings on behalf of employees for net-share settlement for restricted stock awards and units	(628)	(1,088)
Payments on capital lease obligations	(655)	(826)
Payments on contingent consideration	—	(428)
Net cash provided by (used in) financing activities	3,585	(33,412)
Net increase in cash and cash equivalents	17,313	2,513
Cash and cash equivalents at beginning of period	133,116	93,366
Cash and cash equivalents at end of period	$150,429	$95,879

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8,226	$3,503
Cash paid for interest	$3,868	$2,538
Supplemental disclosure of noncash activities:
Accrued property and equipment purchases	$154	$1,633
Equipment purchased through capital leases	$—	$20
Decrease in appeals liability for lost appeals offset with a reduction in accounts receivable	$4,134	$18,695

Certain reclassifications were made to prior period amounts to conform to the current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Net income to EBITDA and adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (adjusted EBITDA) was $28.5 million for the second quarter of 2015, a decrease of $0.7 million or 2.4% over the same period a year ago. Adjusted EBITDA for the first half of 2015 was $53.0 million, a decrease of $0.1 million or 0.1% year over year.

	Three months ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$5,418	$6,038	$8,940	$9,391
Net interest expense	1,928	1,927	3,871	3,982
Income taxes	4,406	4,593	6,922	6,982
Depreciation and amortization, net of deferred financing costs, included in net interest expense	12,916	13,396	26,156	26,546
Earnings before interest, taxes, depreciation and amortization (EBITDA)	24,668	25,954	45,889	46,901

Stock-based compensation expense	3,823	3,290	7,068	6,230
Adjusted EBITDA	$28,491	$29,244	$52,957	$53,131

Reconciliation of Net income to GAAP EPS and Adjusted EPS

As summarized in the following table, earnings per share adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.13 for the second quarter of 2015, an increase of 18.2% over $0.11 for the first quarter of 2015 and a decrease of 7.1% over the same period a year ago. Adjusted EPS for the first half of 2015 was $0.24, which was the same as the first half of 2014.

	Three months ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$5,418	$6,038	$8,940	$9,391
Stock-based compensation expense, net of tax	2,108	1,868	3,984	3,576
Amortization of acquisition related software and intangible assets, net of tax	3,887	4,066	7,944	8,220
Subtotal	$11,413	$11,972	$20,868	$21,187

Weighted average common shares, diluted	88,908	88,092	88,771	88,033

Diluted GAAP EPS	$0.06	$0.07	$0.10	$0.11
Diluted adjusted EPS	$0.13	$0.14	$0.24	$0.24